Exhibit 99.3

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

CASCAL N.V.,	)
)
Plaintiff,	)
)
v.	)
	)	Civil Action No. 10-cv-3613 (LAK)
SEMBCORP UTILITIES PTE LTD,	)
SEMBCORP INDUSTRIES LTD, BIWATER	)
INVESTMENTS LTD., and BIWATER	)
HOLDINGS LIMITED,	)
)
Defendants.	)
)

Declaration of Marc Greenwald

Marc Greenwald declares as follows pursuant to 28 U.S.C. § 1746:

1. I am a member of the Bar of this Court and a partner with the law firm of Quinn Emanuel Urquhart & Sullivan, LLP, attorneys for Plaintiff Cascal N.V. (“Cascal”) in the above-captioned proceeding. I make this declaration in support of Cascal’s Application for a Preliminary Injunction.

2. Attached hereto as Exhibit A is a true and correct copy of a Schedule 13D filed with the Securities Exchange Commission by Sembcorp Industries Ltd and Sembcorp Utilities Pte Ltd on April 27, 2010.

3. Attached hereto as Exhibit B is a true and correct copy of a Tender Offer and Stockholder Support Agreement between Sembcorp Utilities Pte Ltd., Biwater Investments Ltd., and Biwater Holdings Ltd., dated April 26, 2010.

I declare under penalty of perjury that the foregoing is true and correct.

Executed in New York. New York on May 10, 2010.

Marc Greenwald

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